INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Golden Valley Development, Inc., on Form 10-SB of our report dated March 10, 2005 for Golden Valley Development, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

November 28, 2005